Exhibits 99.1

ACHILLION REPORTS 2008 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

~Provides 2009 Guidance and Program Update~

~Conference Call to Begin at 4:30 pm Eastern Time Today~

NEW HAVEN, CT, March 25, 2009 — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three and twelve months ended December 31, 2008.

For the fourth quarter of 2008, the Company reported a net loss of $8.7 million, compared to a net loss of $6.9 million in the fourth quarter of 2007. For the full year ended December 31, 2008, the Company’s net loss was $28.2 million, compared to a net loss of $28.1 million for the year ended December 31, 2007. Cash and cash equivalents and marketable securities at December 31, 2008 were $35.4 million.

“The coming year is a potential break-out period for Achillion, as we expect to advance both of our lead programs for treating hepatitis C into the clinic,” said Michael Kishbauch, President and CEO of Achillion. “With ACH-1095, also known as GS-9525 by our collaboration partner, Gilead Sciences Inc. (Nasdaq: GILD), we believe we have the potential for a first-in-class NS4A antagonist that has been shown to work in combination with other therapies in development. With ACH-1625, we believe we have the potential for a best-in-class HCV protease inhibitor given the compound’s safety and pharmacokinetics. We believe that having both potential first-in-class and best-in-class therapies in HCV will provide us with a significant advantage, as HCV is a disease in which combination therapies are expected to become the standard of care.”

Fourth quarter results

The Company reported a net loss of $8.7 million for the three months ended December 31, 2008, compared to a net loss of $6.9 million for the three months ended December 31, 2007. Revenue for the three months ended December 31, 2008 totaled negative $1.3 million, as compared to revenue of $393,000 in the three months ended December 31, 2007. In March 2009, the Company, along with its collaboration partner, Gilead Sciences, revised its estimate of the term and level of effort of the Company’s performance obligation under the collaboration, thereby lengthening the period of revenue recognition. Accordingly, in the fourth quarter of 2008, Achillion adjusted its revenue to reflect the Company’s revised estimate of its proportionate performance through December 31, 2008, resulting in negative revenue in the fourth quarter of 2008 and reflecting a non-cash reduction in amounts previously recognized as revenue under the collaboration.

Research and development expenses were $5.7 million in the fourth quarter of 2008, compared to $6.2 million for the same period of 2007. Research and development expenses were primarily related to costs incurred from late stage preclinical assessment of the Company’s two HCV compounds, and to a lesser extent, from ongoing clinical trials for elvucitabine for HIV.

For the three months ended December 31, 2008, general and administrative expenses totaled $1.6 million, unchanged compared to the same period in 2007.

Full-year results

For the year ended December 31, 2008, the Company reported a net loss of $28.2 million, compared to a net loss of $28.1 million in 2007. Total revenues were negative $234,000 for the year ended December 31, 2008, compared to $4.0 million for the year ended December 31, 2007. Revenues were negative due to a change in estimate regarding the term and level of effort under its collaboration agreement with Gilead Sciences to develop compounds for use in treating chronic hepatitis C.

For the year ended December 31, 2008, research and development expenses totaled $21.2 million, decreased from $28.1 million in 2007, primarily a result of the substantial completion of clinical trials in the Company’s HIV development program, offset somewhat by increased research and development activities in the Company’s HCV programs.

General and administrative expenses were $6.5 million for the year ended December 31, 2008, and remain unchanged from the year ended December 31, 2007.

2009 Financial Guidance

The Company expects that net cash used in operating activities in 2009 will be between $24 and $25 million based on current operating plans, anticipated timelines and the estimated cost of clinical trials and product development programs. The net loss per share is anticipated to range from $0.95 to $0.98 per share. The Company is considering enhancing its cash balance through several methods including incremental equity capital formation, non-dilutive capital formation and/or potential upfront or milestone revenue generation from collaboration agreements.

Conference Call

The Company will host a conference call and simultaneous webcast on Wednesday, March 25, 2009 at 4:30 p.m. Eastern time. To participate in the conference call, please dial (877) 681-3378 in the U.S. or (719) 325-4811 for international callers. A live audio webcast of the call will be accessible at www.achillion.com, under the News Center section of the website. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 7:30 p.m. Eastern time on March 25, 2009, through 11:59 p.m. Eastern time on April 28, 2009 by dialing (888) 203-1112 or (719) 457-0820. The replay passcode is 3576149.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – hepatitis, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to Achillion’s expectations regarding the timing and duration of clinical trials, the Company’s expectations regarding the release of data from ongoing clinical trials, the Company’s performance under its collaboration agreement and the Company’s ability to raise additional funding. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities along with Achillion’s ability to maintain its existing collaboration agreement and attract and develop new potential collaboration relationships. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2008.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

–    Financial results follow    –

ACHN-G
Company Contact:	Investors:
Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Anne Marie Fields Lippert/Heilshorn & Associates, Inc. Tel. (212) 838-3777 afields@lhai.com Bruce Voss Lippert/Heilshorn & Associates, Inc. Tel. (310) 691-7100 bvoss@lhai.com
Media: Jules Abraham Lippert/Heilshorn & Associates, Inc. Tel. (212) 838-3777 jabraham@lhai.com

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$(1,284)	$393	$(234)	$4,038

Operating expenses:
Research and development	5,653	6,181	21,150	28,120
General and administrative	1,635	1,597	6,546	6,476

Total operating expenses	7,288	7,778	27,696	34,596

Loss from operations	(8,572)	(7,385)	(27,930)	(30,558)

Other income (expense):
Interest income	94	455	707	2,460
Interest expense	(231)	(217)	(1,060)	(964)

Net loss before tax benefits	(8,709)	(7,147)	(28,283)	(29,062)
Tax benefit	10	262	132	960

Net loss	$(8,699)	$(6,885)	$(28,151)	$(28,102)

Net loss per share - basic and diluted	$(0.33)	$(0.44)	$(1.42)	$(1.80)

Weighted average shares outstanding - basic and diluted	26,386	15,628	19,812	15,583

Balance Sheets

(Unaudited, in thousands)

	December 31, 2008	December 31, 2007

Cash and cash equivalents and marketable securities	$35,357	$31,109
Working capital	24,359	20,224
Total assets	38,561	35,632
Long-term liabilities	1,361	1,402
Total liabilities	13,540	14,094
Total stockholders’ (deficit) equity	25,021	21,538